                                                                   Exhibit 10.10

                LICENSING, MANUFACTURING AND CONSULTING AGREEMENT


         LICENSING, MANUFACTURING AND CONSULTING AGREEMENT (the "Agreement") dated as of June 1, 2004, among DA VINCI SYSTEMS, INC., Inc., a California corporation ("Da Vinci"), Alan Creamer, Chief Executive Officer of Da Vinci ("Creamer") and MILESTONE SCIENTIFIC, INC., a Delaware corporation ("MILESTONE").

                                   WITNESSETH

         WHEREAS Creamer has an exclusive license under a patent co-owned by him and another person as well as other rights, to certain products used in dentistry for purposes of curing, trans-illuminating, tacking and whitening teeth, all as set forth on EXHIBIT 1 to this Agreement (the "PRODUCTS");

         WHEREAS Da Vinci and Creamer own certain rights to teeth whitening products geared directly to the professional dental market all as set forth on EXHIBIT 2 to this Agreement (the "PROFESSIONAL PRODUCTS");

         WHEREAS Milestone wishes to obtain an exclusive license from Da Vinci and Creamer to manufacture, market and sell the Products and the Professional Products in the U.S. and such other jurisdictions as Milestone determines and Da Vinci and Creamer wish to grant such license;

         WHEREAS Da Vinci and Creamer own certain rights to and Creamer has filed provisional patents to teeth whitening products geared directly to the consumer market all as set forth on EXHIBIT 3 to this Agreement (the "CONSUMER PRODUCTS");

         WHEREAS Da Vinci and Creamer wish to assign the rights to the Consumer Products and assign such provisional patents to Milestone and Milestone wishes to assume such provisional patents and obtain such rights to the Consumer Products from Da Vinci and Creamer;

         WHEREAS Milestone wishes to retain consulting services from DaVinci in connection with the research and development, manufacturing, marketing and sale of the Products the Consumer Products and DaVinci wishes to provide such consulting services to Milestone;

         WHEREAS Da Vinci wishes to sell to Milestone all of its usable inventory of parts for the Products (the "INVENTORY") as well as certain molds used to manufacture some of the Products and Milestone wishes to purchase such Inventory and molds; and

         WHEREAS Milestone wishes that Da Vinci, for a limited period of time, will be responsible for the assembly and supply to Milestone of finished Products and Consumer Products and Da Vinci wishes to do so.


         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                        1. Exclusive License to Products


1.1 Creamer hereby grants to Milestone the exclusive right, including as to Da Vinci and Creamer, to use U.S. Patent 6,102,696, registered jointly under his name and the name of J. Martin Osterwalder which copy is annexed to this Agreement as Schedule 1.1 (the "Patent") and any other rights he has to the Products and the Professional Products, for the life of such patent, commencing on the date of this Agreement (the "License Term"), for the manufacture, marketing, distribution and sale of the Products and the Professional Products in the U.S. and such other jurisdictions as Milestone determines .

     Creamer hereby represents that he has an exclusive license granted to him by Mr. Osterwalder, to make, market and sell certain products under the Patent, including the Products and the Professional Products, which copy of such license is annexed to this Agreement as Schedule 1.2 and that he has good and marketable title to this patent, free and clear of any liens or encumbrances.

1.2  Milestone shall pay to Creamer:

         (a) a royalty equal to 2.5% of the net sales of the Products included in Schedule 1.2.A ["Gun" style] that are covered under the Patent except that on sales made to existing customers of Da Vinci, whose name appears on the list attached hereto as Schedule 1.2.B, the royalty will be in the rate of 20% of net sales.

         (b) a royalty equal to 7% of the net sales of the Products included in
         Schedule 1.2.C [Consumer and Professional Bleaching Kits, collectively "Bleaching Kits"]

         (c) The foregoing royalty payments shall be paid on a monthly basis within 20 days from the end of each month.

1.3 For purposes of this section "Net Sales" shall mean gross sales less discounts, returns and allowances.

1.4 The parties agree that in the event of Creamer's death before the end of the License Term, Milestone shall continue to pay royalty directly to his wife, Mrs. Rosanna Creamer.

1.5 Milestone shall have the right to use its own trademarks and brand names on the Products and any ancillary products designed for use along with the Products.


           2. Assignment of patent applications for Consumer Products

2.1 Creamer hereby assigns to Milestone any and all rights, including his provisional patent applications for (i) Intra Oral Whitening Light and Photo Sensitive Whitening Formula; (ii) Whitening Tablet and Rinse; and
     (iii) Method and Composition for Whitening Teeth, which copies of such applications are annexed to this Agreement in Schedules 2.1.A, 2.1.B and 2.1.C, respectively. Da Vinci and Creamer hereby represent that they have good and marketable title to these patent applications, free and clear of any liens or encumbrances and that no other party has rights to these patents.

2.2 Creamer shall fully cooperate in the preparation and filing of non-provisional and foreign applications for the abovementioned provisional applications and in the assignment of these patent applications to Milestone, including executing any and all necessary documents.


                             3. Consulting Services

3.1 Engagement. Milestone hereby engages Da Vinci to make Creamer available to Milestone on a full time basis to render the consulting services, through Creamer, specified herein, and Da Vinci accepts engagement by Milestone to render certain consulting services on the terms and conditions set forth herein.

3.2 Services. For a term of one year commencing on the date hereof and terminating on the one year anniversary of the date hereof (the "Consulting Term"), Da Vinci shall perform the following services ("Services") for
     Milestone:

               A. Da Vinci shall assist Milestone in the orderly transfer of the
                  Inventory and the rights for the Consumer Products from Da Vinci to Milestone;

               B. Da Vinci shall assist Milestone in responding to inquiries from customers of Milestone;

               C. Da Vinci shall train employees of Milestone relative to the use of the Products, the Professional Products and the Consumer Products; and

               D. Da Vinci shall perform such other duties, as Milestone shall reasonably deem in the best interest of Milestone, including, without limitation, participating in trade shows and assisting with research and development of the Products, the Professional Products and the Consumer Products.

3.3 Compensation. For the Services rendered by Da Vinci pursuant to this Agreement, Milestone shall pay to Da Vinci the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), which sum shall be payable in twelve (12) equal monthly installments in the amount of Eight Thousand Three Hundred and 33/100 Dollars ($8,333.33) each. The first (1st) installment shall be due and payable by the Milestone to Da Vinci upon the execution of this Agreement and payment for the following months shall be due and payable on the last day of each month through and including May, 2005.

3.4 Representations and Warranties. Da Vinci and/or Creamer hereby covenants, warrants and represents, which covenants, warranties and representations shall be continuing covenants, warranties and representations, as follows:

               A. Da Vinci's Chief Executive Officer, Alan Creamer, shall devote his full work time, knowledge and skills to perform the Services to Milestone under this Agreement;

               B. Da Vinci and/or Creamer shall be responsible for the
                  withholding and payment of any and all state and federal income taxes, FICA or social security taxes, and FUTA or unemployment taxes applicable under federal, state or local laws;

               C. There is no circumstance, action, proceeding or investigation pending or threatened against Da Vinci and/or Creamer nor any term or provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation which prevents or interferes with or limits adversely its entering into this Agreement or the validity of this Agreement or carrying out the terms hereof;

               D. Da Vinci and/or Creamer agree that any and all information pertaining to Milestone, the Products, the Consumer Products and the Inventory, including but not limited to any trade secrets, customer lists, computer programs, methods of operation, pricing information and other confidential information, are the sole property of Milestone. Such information shall be deemed confidential whether obtained by Da Vinci and/or Creamer by reason of Da Vinci's engagement with Milestone or before or during the term of this Agreement. Da Vinci and/or Creamer shall not without the prior written consent of Milestone, use for its or his own benefit or in any way adverse to the interests of Milestone, or disclose, directly or indirectly, in any fashion or manner whatsoever, either during the term of this Agreement or at any time thereafter, any trade secret or other confidential information relative to Milestone, the Products, the Professional Products, the Consumer Products and the Inventory. Da Vinci and/or Creamer shall not, without the prior written consent of Milestone, take or retain or copy any trade secrets or other confidential information.

3.5 Termination. The Consulting Term may terminate earlier than contemplated in section 3.2 above, commencing two weeks from receipt of written notice from either party notifying the other party of its material breach of the terms of the provisions of this section 3 to this Agreement and in the event the breaching party had not cured such breach during this two week period. In the event the Consulting Term is terminated due to a material breach on behalf of Milestone, the entire unpaid compensation owed by Milestone to Da Vinci pursuant to Paragraph 3.3 hereof shall continue to be payable according to the same monthly schedule. In any other event of early termination, no additional payments shall be due to Da Vinci following the termination date.

3.6 Relationship of Parties. The relationship of the parties herein shall be that of principal and independent contractor and not that of employer and employee. Nothing contained in this Agreement shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture, co-ownership or other similar relationship by or between Milestone and Da Vinci. Da Vinci shall have full power and authority to select the means, manner, method and sequence of performing the services hereunder.

3.7 Non-Assignability. Milestone and Da Vinci acknowledge and agree that Da Vinci shall perform the Services only through its Chief Executive Officer, Alan Creamer, and will not have the right to assign its obligation to perform the Services to any other employee or agent on its behalf.



                         4. Sale of Inventory and Molds

4.1 Da Vinci will sell and transfer to Milestone and Milestone will purchase from Da Vinci its entire usable inventory of parts of the Products, as set forth on Schedule 4.1. ("Transferred Inventory"). Da Vinci hereby represents and warrants to Milestone that it is the sole legal and beneficial owner of all of the Transferred Inventory and that such assets are owned free and clear of all liens, mortgages, pledges and other security interests and that it has the full legal and corporate power and authority to transfer such assets to Milestone in accordance with the terms hereof. The purchase price for the Transferred Inventory shall be $94,897.59 and shall be payable in cash within 5 days following execution of this Agreement.

4.2 Da Vinci will sell to Milestone and Milestone will purchase from Da Vinci the molds associated with the production of the "Gun Style" Cool Blue products ("Molds"), as set forth on Schedule 4.2. Da Vinci hereby represents and warrants to Milestone that it is the sole legal and beneficial owner of the Molds and that they are owned free and clear of all liens, mortgages, pledges and other security interests and that it has the full legal and corporate power and authority to transfer such Molds to Milestone in accordance with the terms hereof. The purchase price for the Molds shall be determined by dividing the original purchase price of each mold by the number of applications it was designed to perform and multiplying the quotient by the number of applications remaining to be made using such mold. The number of applications remaining to be made will be the number of applications the mold was designed to perform less the number of applications made to that date using that mold. The purchase price for the Molds, as will be agreed by the parties using the above described formula will be paid in twelve equal monthly installments commencing 15 days from final inspection and validation of the Molds by Milestone, to be performed no later than August 1, 2004. Upon payment of the first installment, the parties will execute a bill of sale reflecting the passage of ownership in the Molds to Milestone.

                    5. Assembly and Supply of Finished Goods


5.1 Da Vinci shall continue to assemble and supply finished Products to Milestone pursuant to purchase orders received from Milestone, at a manufacturing price per unit as set forth in schedule 5.1. DaVinci shall use parts owned and inventoried by Milestone for such Products. DaVinci will have access to Milestone's warehouse and will independently obtain the necessary parts to fulfill each purchase order. Da Vinci will provide to Milestone, no later than the 7th day of each month, a detailed list and count of all of the parts obtained by it from Milestone's warehouse for use in fulfilling Milestone's purchase orders in the previous month. All orders will be filled and shipped to Milestone or directly to the customer, per Milestone's instructions, within 30 days from receipt of a purchase order and a 50% deposit. The remaining balance is to be paid net 30 days F.O.B. manufacturer.

5.2 Da Vinci represents and warrants that all Products produced and assembled by it shall comply with all federal, state, and local laws, rules and regulations and shall be produced in accordance with the FDA's GMP standards and comparable regulations of the European Community. Da Vinci further represents that and warrants that all Products produced by it shall be of merchantable quality and free from defects. Da Vinci shall keep its manufacturing and packaging records and data for the Products in accordance with GMP standards and Milestone will have access to such information upon reasonable notice during business hours and will be entitled to make copies at its own cost.

5.3 Da Vinci shall defend Milestone and hold it harmless against all damages, claims, costs and expenses (including reasonable attorney's fees) arising out of or resulting from any product liability claims relating to Products produced by it. This obligation for indemnification shall be contingent upon Milestone giving Da Vinci timely notice of any claim or loss. Da Vinci shall carry and keep in force as long as it manufactures and supplies products to Milestone, a Comprehensive General Liability Insurance, including Products Liability combined single limit in the amount of $2,000,000, naming Milestone as an additional insured party.

5.4 Milestone may transfer the assembly, manufacturing and supply of some or all of these Products to a different supplier, upon 60 days prior written notice to Da Vinci.


                       6. Non-Compete and Non Solicitation

6.1 The covenants set forth in Paragraph 6.2 and 6.3 are reasonably necessary for the protection of the interest of Milestone, and are not unreasonably restrictive upon the rights of Da Vinci or Creamer.

6.2 Covenant Not to Compete. Da Vinci and Creamer agree, as a material part of the consideration of Milestone to enter into this Agreement, that it shall not, without the prior written consent of Milestone, for a period of time commencing on the date hereof, and ending three (3) years following the date hereof, engage, either directly or indirectly, including but not limited to as a partner, owner, proprietor, shareholder, employee, officer or contractor in the business of manufacturing, marketing, distributing and selling light emitting devices for curing of dental repair amalgams, trans-illumination of teeth and activation of gels and pastes and consumables for use in connection therewith worldwide (or such smaller area and on such terms as a court of competent jurisdiction shall deemed permissible in order to give effect to this Paragraph 6.2). In addition, Da Vinci and Creamer agree that for a period of time commencing on the date hereof and ending three (3) years following the date hereof, Da Vinci and Creamer shall not solicit or assist in the solicitation of any of the clients of Milestone for the purpose of providing services similar or identical to those provided by Milestone, or discouraging the engagement of Milestone by any clients with respect to future services. Da Vinci, Creamer and Milestone acknowledge and agree that any damages sustained or to be sustained by Milestone as a result of any breach or intended breach of this Paragraph 6.2 by Da Vinci or Creamer shall be extremely difficult to ascertain, and therefore agree that Milestone shall have the right, in addition to any right of damages or other relief, to enjoin, or to obtain other appropriate equitable relief to prevent or stop, any breach or intended breach of this Paragraph 6.2 by Da Vinci or Creamer. Milestone, Da Vinci and Creamer acknowledge and agree that this Paragraph shall survive termination of this Agreement.

6.3 Non-Solicitation of Employees. Da Vinci and Creamer agree that for a period of time commencing on the date hereof and ending three (3) years following any termination of this Agreement, Da Vinci and/or Creamer shall not individually or as a partner, owner, proprietor, shareholder, employee, officer, contractor or agent, either directly or indirectly, hire, solicit or otherwise encourage or entice to leave their employment with Milestone, any employee of Milestone. Milestone, Da Vinci and Creamer acknowledge and agree that this Paragraph shall survive termination of this Agreement.

                              7. Grant of Options

      Subject to Milestone's board approval, Milestone shall grant a 5-year option to Creamer to purchase 8,000 shares of its common stock at a price determined by the Board of Directors. The options shall vest according to the company's policy as to options granted to non-employees.


                                8. Miscellaneous

8.1 Entire Agreement. This Agreement embodies the entire agreement of the parties and all prior agreements or understanding regarding the subject matter hereof are hereby superseded. The parties hereto covenant and agree that neither party hereto shall record this Agreement or make this Agreement a matter of public record without the prior written consent of the other party.

8.2 Amendment. No promise, representation, warranty or agreement made subsequent to the execution and delivery hereof by either party hereto, and no revocations, partial or otherwise, change, amendment, addition, alteration or modification of this Agreement shall be valid unless the same shall be in writing signed by all the parties hereto or by their duly authorized agent.

8.3 Notices. Any and all notice or demands by one party to the other shall be in writing. Such notices shall be served either personally, by certified mail or by telephone facsimile transmission. If served personally, notice shall be conclusively deemed given at the time of receipt. If served by certified mail, notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given as hereinafter provided. If served by telephonic facsimile transmission, notice shall be conclusively deemed given at the time of receipt. Any notice or demand to may be given to each respective party at the following addresses, or at such other address as the parties may designate in writing by notice to the other party from time to time.

                  Da Vinci:                 Da Vinci Systems, Inc.
                                            9885 Mesa Rim Road
                                            Suite 126
                                            San Diego, CA 92121
                                            Attn: Alan Creamer
                                                  President
                                            Telephone: (858) 45-6262
                                            Fax: (858) 462-6265


                  Alan Creamer              Alan Creamer
                                            16065 Via De Las Palmas
                                            San Diego, CA 92091

                  Milestone                 Milestone Scientific, Inc.
                                            220 South Orange Avenue
                                            Livingston, New Jersey 07039
                                            Attn:  Stuart Wildhorn
                                            Telephone: (973) 535-2717
                                            Fax: (973) 535-2829

                  With copy to:             Stephen A. Zelnick, Esq.
                                            Morse, Zelnick, Rose & Lander, LP
                                            405 Park Avenue, Suite 1401
                                            New York, New York 10022
                                            Telephone: (212) 838-8040
                                            Fax: (212) 838-9190


8.4 Successors and Assigns. This Agreement, to the extent assignable, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.5 Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision of this Agreement shall be invalid or prohibited hereunder, such provision of this Agreement shall be ineffective to the extent of such invalidation or prohibition, but shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

8.6 Waiver. No failure on the part of any party hereto to exercise any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by law.

8.7 Controlling Law. This Agreement shall be construed and interpreted under, and governed and enforced according to the laws of the State of New Jersey.

8.8 Headings. The headings used herein are for the convenience and reference of the parties hereto and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

8.9 Representation by Counsel. Each of the parties has been represented by or has had the opportunity to be represented by legal counsel of his or its own choice. This Agreement had been negotiated among them and if there is any ambiguity, no presumption concerning this Agreement against a party shall be imposed because this Agreement was prepared by counsel for the party.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



DA VINCI:                                     MILESTONE:

DA VINCI SYSTEMS, INC., a California          MILESTONE SCIENTIFIC, INC., a
corporation                                   Delaware corporation

By: /s/ Alan Creamer                          By: /s/ Stuart Wildhorn
    --------------------------------              ------------------------------
      Alan Creamer, President                      Stuart Wildhorn, President



/s/ Alan Creamer
-----------------------------------

ALAN CREAMER

                                    EXHIBIT 1

                                    PRODUCTS


CoolBlue(TM) Wand Dental Diode Lighting System (Creamer/Osterwald Patent)

Trans-illuminating Tip

Tacking Tip

Whitening Tip

Amber Shield

Barrier Sheath

                                    EXHIBIT 2

                     PROFESSIONAL DENTAL WHITENING PRODUCTS


Whitening Gel (35 - 47%)

Whitening Gel Accelerator

Whitening Rinse

Whitening Rinse Accelerator

                                    EXHIBIT 3

                  CONSUMER PRODUCTS (PROVISIONAL PATENTS FILED)


CoolBlue(TM) Wand Consumer Light

Whitening Gel (3 - 5%)

Whitening Gel Accelerator

Whitening Rinse

Whitening Rinse Accelerator

                                  SCHEDULE 1.1


APPARATUS FOR CURING RESIN IN DENTISTRY - U.S. PATENT 6,102,696

--------------------------------------------------------------------------------

UNITED STATES PATENT                                                  6,102,696
OSTERWALDER , ET AL.                                            AUGUST 15, 2000

--------------------------------------------------------------------------------
Apparatus for curing resin in dentistry

                                    ABSTRACT

A self contained light source for curing light initiated resins used to coat teeth as veneers and fill cavities and chips in teeth in aesthetic or restorative procedures. The source includes an elongated container holding a battery and electronic compartment at one end and a light emitting window at the other. A plurality of closely space light emitters, typically light emitting diodes or laser diodes, are arrayed to direct light to a common focal point. The light is directed out of the container toward a tooth bearing the resin to be cured to a hard, stable state. The light emitters produce light in a region of the spectrum to which the resin curing initiators is sensitive, typically blue light. The light emitters are preferably mounted on concave edged printed circuit so that they are all oriented inwardly toward the focal point. Microlenses may be used with each light emitter to further concentrate light toward the focal point. Preferably, a light transparent barrier sleeve is placed over the light emitting end of the container and replaced between patients.
--------------------------------------------------------------------------------

Inventors: OSTERWALDER; J. MARTIN (2119 Via Tiempo, Cardiff, CA 92007); CREAMER;
           ALAN AUSTIN (16065 Via De Las Palmas, San Diego, CA 92091)

Appl. No.: 302526

Filed: APRIL 30, 1999

CURRENT U.S. CLASS:                                             433/29; 433/229

INTERN'L CLASS:                                                     A61C 003/00

FIELD OF SEARCH:                                     433/29,215,229 362/120,119

--------------------------------------------------------------------------------
                        REFERENCES CITED [REFERENCED BY]
--------------------------------------------------------------------------------
                              U.S. PATENT DOCUMENTS

5328368              Jul., 1994            Lansing et al.              433/116.

5634711              Jun., 1997            Kennedy et al.              362/119.

Primary Examiner: Wilson; John J.
Assistant Examiner: Bumgarner; Melba
Attorney, Agent or Firm: Gilliam; Frank D.
--------------------------------------------------------------------------------

                   SCHEDULE 1.2 (EXCLUSIVE LICENSE AGREEMENT)

                            SCHEDULE 1.2A (GUN STYLE)


COOLBLUE WAND DENTAL DIODE LIGHTING SYSTEM

Part numbers:

Part numbers:

CB11-001    CoolBlue Curing Light, 100V
CB11-002    CoolBlue Trans-illumination Light, 100V
CB11-003    CoolBlue Tacking Light, 100V
CB11-004    CoolBlue Whitening Tip, 100V
CB12-001    CoolBlue Curing Light, 220V
CB12-002    CoolBlue Trans-illumination Light, 220V
CB12-003    CoolBlue Tacking Tip, 220V
CB12-004    CoolBlue Whitening Tip, 220V

Accessories:

CB00-001    Curing Tip
CB00-002    Trans-illumination Tip
CB00-003    Tacking Tip
CB00-004    Whitening Tip
CB00-005    Amber Shield
CB00-006    Barrier Sheaths

                                 SCHEDULE 1.2.B

      DA VINCI'S EXISTING CUSTOMERS OF PRODUCTS INCLUDED IN SCHEDULE 1.2.A



American Dental Systems GMBH.
Prodentec, Professional Dental Technologies, Inc.
Advance Dental
DC DENTAL
DR. CARR
DMD Australia
DMD UK

                         SCHEDULE 1.2.C (BLEACHING KITS)


Consumer Light Kit
Consumer Maintenance Kit
Professional Dental Kit
Patient Take Home Kit

                                 SCHEDULE 2.1.A

PROVISIONAL PATENT APPLICATION 60/499,692 - INTRA ORAL WHITENING LIGHT AND PHOTO SENSITIVE WHITENING FORMULA

SCHEDULE 2.1.B

PROVISIONAL PATENT APPLICATION 60/505,196 - WHITENING TABLET AND RINSE

SCHEDULE 2.1.C

PROVISIONAL PATENT APPLICATION 60/498,990 - METHOD AND COMPOSITION FOR WHITENING TEETH.

SCHEDULE 4.1

                   TRANSFERRED INVENTORY (AS OF JUNE 1, 2004)

DESCRIPTION                      VENDOR                   WHERE USED                           QOH
Power Supply                     Jerome Industries        CoolBlue                            2,448
Charger Boards, components       Velleman                 CoolBlue                            1,600
Charger Boards, Complete         Velleman                 CoolBlue                              630
Batteries, 4.8 V                 House of Batteries       Toothbrush, 3 Watt CoolBlue         1,065
LED, Blue                        Nichia America Corp      CoolBlue                              500
LED, Green                       Nichia America Corp      CoolBlue                              500
PCB, Timer                                                CoolBlue                            1,000
Foam Insert, Packaging           Kent H. Landsberg        CoolBlue                            1,322
Box, Packaging                   Kent H. Landsberg        CoolBlue                            1,414
Labels                                                    CoolBlue                              950
Molded handpiece, Right          Enstrom Corporation      CoolBlue                            1,000
Molded handpiece, Left           Enstrom Corporation      CoolBlue                            1,000
Molded Charger Base, Top         Enstrom Corporation      CoolBlue                            1,000
Molded Charger Base, Bottom      Enstrom Corporation      CoolBlue                            1,000
Rubber handpiece button set      Enstrom Corporation      CoolBlue                            1,440
Button Support (metal)           Enstrom Corporation      CoolBlue                            2,000
Shell Back, Single LED           Vinatech                 CoolBlue                              903
Shaft, Single LED                Vinatech                 CoolBlue                            1,366
LED Holder, Single LED           Vinatech                 CoolBlue                            1,000
Shell Back, Curing               Vinatech                 CoolBlue                            1,300
LED Holder, Curing               Vinatech                 CoolBlue                            1,319
MilSpec RCA Connector                                     CoolBlue                              250
Gold Pins                                                 CoolBlue                            2,000
Gold Pins, Spring                                         CoolBlue                            2,000


DESCRIPTION                        COST            EXTENDED COST            NET COST
Power Supply                    $   14.86        $    36,377.28        $   30,193.14
Charger Boards, components      $    5.50        $     8,800.00        $    7,304.00
Charger Boards, Complete        $   10.00        $     6,300.00        $    5,229.00
Batteries, 4.8 V                $    8.79        $     9,361.35        $    7,769.92
LED, Blue                       $    2.40        $     1,200.00        $      996.00
LED, Green                      $    1.80        $       900.00        $      747.00
PCB, Timer                      $   23.04        $    23,040.00        $   19,123.20
Foam Insert, Packaging          $    2.50        $     3,305.00        $    2,743.15
Box, Packaging                  $    0.54        $       763.56        $      633.75
Labels                          $    0.26        $       247.00        $      205.01
Molded handpiece, Right         $    1.81        $     1,810.00        $    1,502.30
Molded handpiece, Left          $    1.81        $     1,810.00        $    1,502.30
Molded Charger Base, Top        $    2.22        $     2,220.00        $    1,842.60
Molded Charger Base, Bottom     $    2.22        $     2,220.00        $    1,842.60
Rubber handpiece button set     $    0.74        $     1,065.60        $      884.45
Button Support (metal)          $    0.85        $     1,700.00        $    1,411.00
Shell Back, Single LED          $    2.20        $     1,986.60        $    1,648.88
Shaft, Single LED               $    0.80        $     1,092.80        $      907.02
LED Holder, Single LED          $    1.00        $     1,000.00        $      830.00
Shell Back, Curing              $    2.20        $     2,860.00        $    2,373.80
LED Holder, Curing              $    2.66        $     3,508.54        $    2,912.09
MilSpec RCA Connector           $    1.25        $       312.50        $      259.38
Gold Pins                       $    0.60        $     1,200.00        $      996.00
Gold Pins, Spring               $    0.60        $     1,200.00        $      996.00

                                Totals:          $   114,280.23        $   94,897.59
                                ====================================================

                                  SCHEDULE 4.2

                                TRANSFERRED MOLDS


TYPE OF MOLD             ORIGINAL PURCHASE PRICE

HANDSET                           $28,985

CHARGER BASE                      $22,750

RUBBER PARTS                      $12,245

                                  SCHEDULE 5.1

                              MANUFACTURING PRICES


Product Description                                         Manufacturing Price

CoolBlue Curing Light, 110/220V                                   $70.00
CoolBlue, Trans-illumination Light, 110/220V                      $65.00
CoolBlue, Tacking Light, 110/220V                                 $65.00
CoolBlue, Whitening Light, 110/220V                               $70.00
Curing Tip                                                        $40.00
Tacking Tip                                                       $35.00
Trans-illumination                                                $35.00
Whitening Tip                                                     $40.00

                           [MILESTONE SCIENTIFIC LOGO]


March 18, 2004


Mr. Alan A. Creamer
16065 Viadelas Palmas
Rancho Santa Fe, CA 92091


Dear Alan:

It is with great pleasure that I extend an offer to join the Milestone Scientific team as Business Unit Manager, Diode Lighting Systems. In this new capacity, you will be responsible for the growth of this extremely important segment of our business. The opportunity is multi-functional, which will provide an extremely dynamic opportunity. We are all very excited about you joining our team. The specifics of the offer are attached.

The timing of the offer is contingent on our agreement regarding the purchase of the usable inventory. I am planning on reviewing this with you and taking a physical count the week of March 29th. Once Milestone owns the usable inventory, we will begin purchasing the components necessary to build the CoolBlue Wand, the "toothbrush" model as well as accessories. We must still agree on the final cost of the units to Milestone following these transactions.

Alan, I realize that this is a big step for both or us; however, I am confident that both you and Milestone will derive mutual benefit. If you are in agreement with terms outlined on the attached offer, please sign in the appropriate section and let's get going!



Sincerely,


/s/ Stuart J. Wildhorn

Stuart J. Wildhorn
President






-------------------------------------------------------------------------------
        220 South Orange Avenue, Livingston, NJ 07039 o Tel: 973.535.2717
                              o Fax: 973.535.2829
                                www.MileSci.com

[MILESTONE SCIENTIFIC LOGO]                                         Page 2 of 2



                                EMPLOYMENT OFFER
                                ALAN A. CREAMER


TITLE:       Business Unit Manager, Diode Lighting Systems

REPORTS TO:  President, Milestone Scientific

SALARY:      $100,000 annually

Additional Compensation:

o Milestone will pay 2.5% on global net sales of all CoolBlue(TM) Wand diode lighting products
o Milestone will pay 20% on global net sales of the "toothbrush" model to existing customers
o As per our earlier agreement, Milestone will pay 7% on net sales of all whitening products, including professional and consumer kits.

Benefits:
o   Healthcare for employee paid by company (Optional)
o   401 (k)
o   Holidays and vacation schedule as per company policy
o   Milestone will provide a phone for use
o Milestone will provide a corporate credit card, with expenses paid per company policy.
o Milestone will provide a voice mail box on the Livingston phone system and email access

Term:
o   Initial term of employment is 1 year and can be extended by mutual consent
o   Term for royalty payments is 10 years

Inventory:
o Milestone Scientific will purchase the usable inventory, as determined by Milestone, from Da Vinci at a price to be determined
o Milestone will be responsible for purchasing parts required for manufacturing on a forward looking basis


               -------------------------------------------------

Agreed and Accepted:


/s/ Alan A. Creamer
------------------------------------
Alan A. Creamer

3-20-2004
------------------------------------
Date

-------------------------------------------------------------------------------
        220 South Orange Avenue, Livingston, NJ 07039 o Tel: 973.535.2717
                              o Fax: 973.535.2829
                                www.MileSci.com

                                                            Milestone Scientific


MEMO


TO:       Kevin Lusardi

FROM:     Stu Wildhorn

CC:

DATE:    August 31, 2004

RE:      Da Vinci Mold Purchase

--------------------------------------------------------------------------------

Kevin, as part of the agreement with Da Vinci and Alan Creamer, Milestone agreed to purchase the molds for the CoolBlue Wand handset, charger base and rubber parts. The agreement stipulated that the purchase price would be based on dividing the original price of each mold by the number of applications it was designed to perform and multiplying the quotient by the number of applications remaining to be made for each mold.

I have attached a letter from the mold firm, Enstrom Mold and Engineering, Inc., that states they will guarantee the molds for as long as Milestone uses them, at no charge, as long as they remain in their facility. I have also personally inspected the molds and found them to be in perfect working order.

Based on the above and pursuant to Section 4.2, Sale of Inventory and Molds (attached for your reference), please set up to pay Da Vinci the sum of $63,980.00 in twelve equal payments of $5,331.67, commencing September 1st. Per the agreement, once Da Vinci receives the initial payment, we will execute a bill of sales reflecting the passage of ownership in the molds to Milestone.

Please let me know if you need any additional information.

Thank you









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